Exhibit 10.1

Retirement Agreement

I, Jeffry N. Quinn, (“I” or “me”), am voluntarily and knowingly entering into this Retirement Agreement (the “Agreement”) with Tronox Holdings plc and all of its parent, subsidiary and affiliated companies (collectively referred to hereinafter as “Tronox” or the “Company”).

I hereby resign from my positions as Chief Executive Officer and as Chair and as a member of the Board of Directors (the “Board”) of Tronox effective as of March 18, 2021 (the “Retirement Date”) pursuant to the terms and conditions set forth herein and in the Retirement Benefits Letter attached hereto as Appendix A (the “Retirement Benefits Letter”).

I voluntarily enter into this Agreement with a full understanding of its contents and legal effects, as follows:

1.         In consideration for the benefits described in the Retirement Benefits Letter, I now and forever release and discharge Tronox and all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, auditors, consultants and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this section (each a “Released Party” or, collectively, the “Released Parties”) from any and all claims, suits, demands, liabilities, causes of action, or complaints of any kind or nature, including those for attorneys’ fees, whether now known or unknown, suspected or unsuspected, which I may have had, or now have, against any of the Released Parties, which arise out of or are in any way connected with or are related to my employment with or my retirement from employment with any Released Party or Released Parties. This Agreement includes, but is not limited to, a waiver of all rights or claims I may have related to wrongful termination, breach of contract, impairment of economic opportunity, violation of public policy, intentional infliction of emotional harm, or any other common law or statutory contract or tort claims, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 42 U.S.C. §§ 1981, 1983, and 1985, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other federal or state statute, municipal ordinance or governmental regulation relating to discrimination in employment or any other aspect of the employment relationship. This Agreement also includes, but is not limited to, a waiver of all rights or claims I may have against any of the Released Parties arising under the laws of the United Kingdom or any other jurisdiction.  I understand that this Agreement is a bar against, and I am relinquishing my right to assert claims against the Released Parties arising under any of the foregoing laws.

Examples of released claims include, but are not limited to: (i) claims that in any way relate to my employment with any of the Released Parties, or my retirement from that employment, such as claims for compensation, bonuses, commissions, restricted stock units or lost wages; (ii) claims that in any way relate to the design or administration of Tronox’s severance plan or any other employee benefit program; (iii) claims that I have irrevocable or vested rights to any severance benefits, post-employment health or group insurance benefits, or similar benefits (other than as described in the Retirement Benefits Letter); (iv) any claim, such as a benefit claim, that was explicitly or implicitly denied before I signed this Agreement; (v) any claim I might have for extra benefits as a consequence of payments I receive because of signing this Agreement, and (vi) any claim for attorneys’ fees except as may arise from my rights to indemnification set forth herein. The foregoing notwithstanding, nothing herein shall be deemed to waive, and released claims shall not include:  (i) my right to receive the payments and benefits described in the Retirement Benefits Letter, (ii) any vested benefit I have under any Tronox qualified or non-qualified retirement, welfare or other employee benefit plan, (iii) rights to indemnification from any Released Party, (iv) any rights under any directors and officers insurance policy maintained by any of the Released Parties or (v) any rights I may have as a shareholder of the Company.

2.          This Agreement does not waive any rights or claims that I may have that first arise after the date I sign this Agreement.

3.         This Agreement does not waive any rights or claims that I may have to receive compensation for work-related injuries or illnesses under any workers’ compensation statute. This Agreement also does not in any way prohibit me from filing any complaint with or participating in any investigation conducted by any government agency (e.g., the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Labor, etc.); provided, however, that I hereby agree not to seek or accept any monetary compensation, payment or awards (including, but not limited to, any whistleblower fees or awards) arising from or related to any such complaint or participation by me.

4.          I understand that a Released Party will provide me with the payments and benefits set forth in the Retirement Benefits Letter. I further understand that I would not be eligible for any such payments and benefits but for my execution of and compliance with this Agreement and agreeing to all of the terms and obligations herein, as indicated by my signature below.

5.         I understand that the payments and benefits provided in the Retirement Benefits Letter constitute a final accord and satisfaction of all sums of money and benefits due from any Released Parties in association with my retirement from employment, specifically including any amount which may be due under any written or oral employment agreement with a Released Party, and this Agreement waives all rights or claims, as set out in Paragraph 1 above, arising under my employment agreement dated March 28, 2019 (the “Employment Agreement”). I also understand that my signing this Agreement will terminate Tronox’s obligations under the Employment Agreement and under any other written or oral employment agreement and/or separation agreement between any Released Party and me. Any provisions of the Employment Agreement intended by the parties to survive after termination of my employment shall survive, according to the terms thereof, including, but not limited to, all of my obligations related to non-disclosure of confidential information, return of Company property, non-disparagement, non-competition and non-solicitation, and arbitration of disputes as set forth in my Employment Agreement.

6.          To the fullest extent permitted by law, I waive and give up each and every right or benefit that I may have under common law or any statutory provision to limit the scope of the general release of claims that I provided pursuant to Paragraph 1 above. This includes the right to exclude from the general release any claims or facts that I do not know or suspect exist at the time of executing this Agreement and that, if I had known, materially would have affected this Agreement. This Agreement is effective and shall remain effective notwithstanding the discovery or existence of any such additional claims or facts.

7.         (a)          I shall not knowingly use or disclose to any third party any confidential information regarding the Released Parties, except as may otherwise be required by law. I understand that confidential information consists of any and all information not generally known to members of the public that I obtained or became aware of during my employment with a Released Party, or its predecessor, that is considered by the foregoing to be valuable or otherwise confidential. This restriction against the use or disclosure of confidential information shall apply for a period of ten (10) years, except with respect to confidential information that also constitutes trade secrets in which case this restriction against use or disclosure shall not be limited in duration. I agree that within one week of the Retirement Date, I will return to the General Counsel of Tronox any confidential information in my possession, custody or control and I shall not keep any copies (written, electronic or otherwise) of any such confidential information. Within one week of the Retirement Date, I also shall return to the General Counsel of Tronox all Tronox property in my possession, custody or control, including, but not limited to, all access cards, credit cards, electronic equipment, laptop computers, etc.

(b)         I agree that I will not serve as a consultant or expert witness for any party asserting any claims against any of the Released Parties, whether such claims are asserted informally or through any formal judicial, arbitral, or similar such proceedings. I understand I am not prohibited from providing complete, responsive and truthful information to any government official or agency, to any court or responding to a valid subpoena. I agree, however, to give advance notice as soon as possible to the Released Parties before providing any such information or testimony.

(c)         I agree I shall not willfully make any public statement or perform or do any other act that disparages or is prejudicial or injurious to the reputation or goodwill of or otherwise interferes with the business of Tronox.  Tronox agrees that the members of its Board and its officers shall not willfully make any public statement or perform or do any other act that disparages or is prejudicial or injurious to my reputation.  Notwithstanding the foregoing, nothing herein shall prevent any member of Tronox’s Board, any of its officers, or me from providing truthful information in any legal proceeding or as otherwise may be required by law.

(d)         Tronox agrees that my retirement will be announced by Tronox by a press release and internal announcement that is reasonably acceptable to me.

(d)         I agree that remedies at law for a breach or threatened breach of this Paragraph 7 would be inadequate. In recognition of this fact, I agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, a Released Party or Parties, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

(e)         I understand and agree that I shall not apply for employment with Tronox at any time in the future and that, should I apply for any such position, Tronox shall have no obligation to consider me for any position.

(f)         Tronox agrees that upon twenty (20) days written notice, which notice may be delivered at any time within eighteen (18) months after the Retirement Date, it will arrange for the delivery of my personal property from my office and that which is displayed or stored at the Company’s New York offices including, but not limited to my artwork, furniture and oriental rugs, to a location in Miami, Florida that I designate in writing; provided that with respect to any documents that are physically located in my office, the Company shall have the right to make and retain copies of all such documents.  I shall pay for the cost of such delivery and the Company shall reimburse me for 50% of such cost upon my submission of proof of payment for same.  The Company will provide reasonable access to my representative (who shall be a person reasonably acceptable to the Company), or otherwise make reasonable arrangements, to enable me to ascertain that all of my personal property has been properly identified and delivered.

8.          I agree that the Company shall have the right either not to provide me with or, to the extent they already have been provided to me, to recover from me the RSU Clawback or the Full Clawback (as those terms are defined below) if there is a “Clawback Event” (as that term is defined below). For the purposes of this Agreement, a Clawback Event shall be defined to have occurred if, on or before March 31, 2023:  (a) I am arrested, charged or indicted for a felony related to conduct in which I allegedly engaged prior to the Retirement Date; (b) I am named as a defendant, respondent or otherwise as a party in any civil action or administrative proceeding filed or initiated by the Securities and Exchange Commission (the “SEC”) related to conduct in which I allegedly engaged prior to the Retirement Date; (c) the Board determines through a written resolution passed by at least two-thirds of the Company’s non-employee directors that I engaged in material wrongdoing related to my services as an officer or director of the Company, including, but not limited to, any such wrongdoing that may be alleged in connection with an (a) or (b) event above; or (d) the Board determines through a written resolution passed by at least two-thirds of the Company’s non-employee directors that I breached any of my material obligations under this Agreement and such breach is not cured (if curable as determined by the Board) within fifteen (15) days of my receipt of written notice from the Board.  If a Clawback Event occurs pursuant to (a) or (b) above, I no longer shall be entitled to receive the vesting of the RSUs as set forth in Paragraphs 3(b)(2)-(3) and 3(c)(2)-(3) of the Retirement Benefits Letter (collectively referred to as the “RSU Clawback”).  If a Clawback Event occurs pursuant to (c) or (d) above, regardless of whether or not a Clawback Event also has occurred under (a) or (b) above, I no longer shall be entitled to receive the 2020 AIP bonus set forth in Paragraph 1 of the Retirement Benefits Letter or the vesting of any of the RSUs as set forth in Paragraphs 3(a), 3(b)(1)-(3), 3(c)(1)-(3) and 3(d) of the Retirement Benefits Letter (collectively referred to as the “Full Clawback”). As of the date on which the Company signs this Agreement, it is not aware of any conduct by me that would trigger a Clawback Event pursuant to (c) or (d) above. In the event that I already have received some or all of the benefits subject to the RSU Clawback or the Full Clawback, I agree to repay such benefits to the Company within fifteen (15) days after receiving written notice from the Company of a Clawback Event (with such repayment regarding the RSUs being equal to the market value of the RSUs as of their respective vesting dates).  I shall have the right to dispute the alleged occurrence of a Clawback Event by providing a detailed written explanation as to my reasons for disputing the Clawback Event to the Board within fifteen (15) days of receiving written notice of a Clawback Event.  The Company then shall have the right to seek to recover the RSU Clawback or the Full Clawback (depending on the applicable Clawback Event) by filing an arbitration claim in accordance with Paragraph 21 of this Agreement, which incorporates by reference the Arbitration provision in my Employment Agreement.  Notwithstanding the foregoing, absent the occurrence of a Clawback Event under (c) or (d) above, I shall not be subject to a Clawback Event under (a) or (b) above if any and all criminal, civil and/or administrative proceedings against me are unconditionally dismissed with prejudice and without me entering into any non-prosecution agreement, deferred prosecution agreement, consent agreement, plea agreement, civil settlement or other similar negotiated resolution (regardless of whether I do or do not admit any wrongdoing, liability or guilt in any such agreement or resolution); provided, however, that any civil settlement or other similar negotiated resolution with the SEC regarding a matter described in clause (b) above  that does not involve material wrongdoing related to my services as an officer or director of the Company shall not be a Clawback Event unless the Board determines through a written resolution passed by at least two-thirds of the Company’s non-employee directors that such civil settlement or other similar negotiated resolution would have been reasonably likely to bring substantial public disgrace or disrepute to the Company if I had entered into it while serving as the Chief Executive Officer of the Company.

9.        Except to the extent otherwise set forth in Paragraph 3(e) of the Retirement Benefits Letter, I am responsible for paying any taxes on amounts I receive because I signed this Agreement and I agree that the Released Party making the payments set forth in the Retirement Benefits Letter is authorized to withhold all taxes it determines it is legally required to withhold. I also agree to indemnify and hold harmless Tronox from any tax liabilities, interest or penalties that may arise from any failure by me to pay any income taxes or other taxes arising from my receipt of any of the payments and benefits set forth in the Retirement Benefits Letter. The foregoing notwithstanding, Tronox agrees that it retains full responsibility for paying the employer’s portion of any payroll taxes arising from the payments and benefits set forth in the Retirement Benefits Letter.

10.        I agree that for up to eighteen (18) months after the Retirement Date, I shall use my best efforts to consult with, cooperate with and provide reasonable assistance to Tronox in any internal or external investigation, arbitration, litigation, administrative proceeding, regulatory inquiry or other matter that relates to or arises from any of my work or knowledge on behalf of Tronox, including, but not limited to, in the matter of Tronox v. Venator. Such cooperation shall include, but not be limited to, conferring with Tronox’s senior executive personnel, ,members of its Board of Directors, its counsel and its other advisors, attending depositions, making court appearances, and providing other reasonable assistance in all such matters.  In connection therewith, Tronox agrees to compensate me for my time at the rate of $500/hour, to reimburse me for reasonable and necessary out-of-pocket expenses, such as travel, meals, or lodging and indemnify and hold me harmless for any liabilities I may incur as a result of such consultation, cooperation or assistance.

11.        I understand and agree that the Company shall be required to disclose the terms and conditions of this Agreement, as well as a copy of this Agreement and of the Retirement Benefits Letter pursuant to the requirements of the United States securities laws and similar laws in other jurisdictions.  I further acknowledge and agree that the Released Parties and/or I may use this Agreement as evidence in any proceeding arising from or related to this Agreement.

12.        My heirs, executors, administrators, legal representatives, successors and assigns, and the successors and assigns of the Company, shall be bound by this Agreement.

13.        Except as indicated in the last sentence of Paragraph 5 above, this Agreement constitutes the full and complete agreement between the Released Parties and me. I understand that neither I nor any of the Released Parties is authorized to make any modifications to this Agreement, unless such modifications are in writing and signed by the same parties that sign this Agreement.

14.        Nothing in the Retirement Benefits Letter or in this Agreement is intended by the Released Parties or me to imply that any party has done anything wrong.

15.        If any provision of this Agreement is determined to be null, void, inoperative or unenforceable, the parties jointly request that such provision be deemed modified to the least extent necessary so as to render it legal and enforceable. To the extent that such modification cannot be accomplished, such provision shall be deemed to be stricken from this Agreement, the remaining provisions shall be considered separate from the stricken provision and the remaining provisions shall remain in full force and effect.

16.        I have been advised to discuss this Agreement with an attorney of my choice, at my own expense, and I acknowledge that I have discussed this Agreement with my attorneys at the law firm of Fried Frank LLP.  I acknowledge that no one made any representations to me about the Retirement Benefits Letter or this Agreement other than as set forth in writing herein, and that I have read and understand the provisions of this Agreement. I knowingly and voluntarily sign this Agreement on the date set forth below.

 17.       I acknowledge that the payments and benefits made available to me hereunder pursuant to the Retirement Benefits Letter are sufficient consideration for this Agreement.

18.        I agree to withdraw or dismiss with prejudice all complaints, if any, that I have filed or may file against any Released Party with any court or in any other forum that are within the scope of claims released herein. I promise never to seek any damages, remedies or other relief for myself personally (any right to which I hereby waive) with respect to any claim released by this Agreement. I agree to pay the reasonable attorneys’ fees and any damages any of the Released Parties may incur as a result of my bringing an action against any Released Party based on a claim that was validly released under Paragraph 1 above.

19.        I acknowledge that I have received at least twenty-one (21) days to consider this Agreement. I understand that I can timely accept this Agreement only by actual delivery of the signed Agreement in person, by mail or by email to Jeffrey Neuman, General Counsel, Tronox Holdings plc, 263 Tresser Blvd., Suite 1100, Stamford, CT 06901. In order to timely accept this Agreement, such delivery of my signed Agreement must occur at any time between the date on which I first received this Agreement and twenty-one (21) days thereafter.

20.        I understand I may revoke this Agreement within seven (7) calendar days following the date on which I signed this Agreement (the “Revocation Period”), in which case I will not be entitled to receive the payments and benefits set forth in the Retirement Benefits Letter. This Agreement shall not be effective or enforceable until that seven (7) day period for revocation has expired. I understand that any revocation of this Agreement must be in writing and must be sent or delivered to Jeffrey Neuman, General Counsel, Tronox Holdings plc, 263 Tresser Blvd, Suite 1100, Stamford, CT 06901. To be effective, any revocation must be received by Jeffrey Neuman no later than 5:00 p.m. Eastern Time within seven (7) days following my execution of this Agreement (or if that day falls on a Saturday, Sunday or legal holiday, the next regular business day thereafter).  If no such revocation is received within such seven (7) day period, this Agreement shall be effective as of the eighth day after I sign it (or if that day falls on a Saturday, Sunday or legal holiday, the next regular business day thereafter) (the “Effective Date”).

21.     This Agreement shall be governed by and interpreted in accordance with Connecticut law. In the event of any dispute related to or arising from this Agreement, including, but not limited to, the Retirement Benefits Letter, such dispute shall be resolved pursuant to the arbitration provision set forth in my Employment Agreement, which hereby is incorporated herein by reference.

PLEASE CAREFULLY READ THIS RETIREMENT AGREEMENT AS IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed this 18th day of March, 2021
/s/ Jeffry N. Quinn
Jeffry N. Quinn

Executed this 18th day of March, 2021, on behalf of Tronox Holdings plc

/s/ Ilan Kaufthal
Ilan Kaufthal, Chairman of the Board

Appendix A - Retirement Benefits Letter

As consideration for the foregoing Retirement Agreement (the “Agreement”) that I have provided to Tronox Holdings plc and all of its parent, subsidiary and affiliated companies (collectively referred to hereinafter as “Tronox” or the “Company”)1, the Company and I agree as follows:

1.       Annual Incentive Plan. The Company shall pay me a 2020 Annual Incentive Plan (“AIP”) bonus at  150% of Target, which amount shall be $2,062,500, less 50% of the cost of my 2020 use of the Company aircraft (50% of $183,288 = $91,644) and my personal expenses ($490), for a net payment of $1,970,366, prior to applicable tax withholdings and deductions. Such payment shall be made on the later of the date that 2020 AIP bonuses are paid to other executives of Tronox, or on the second business day after the Effective Date.

2.          Long Term Incentive Plan. I shall not receive any Long-Term Incentive Plan (“LTIP”) Award for 2021.

3.          Restricted Stock Unit Awards.  My Restricted Stock Unit (“RSU”) Awards shall vest as set forth below:

(a)	2/8/18 RSU Grant – 30,239 time-based RSUs and 36,014 performance RSUs shall vest on the second business day after the Effective Date.

(b)	2/7/19 RSU Grant –

1.	68,748 time-based RSUs shall vest on the second business day after the Effective Date;
2.	all remaining time-based RSUs shall remain outstanding and shall vest on the date(s) specified in the award agreement for this grant;
3.
a pro-rata portion of the 206,243 unvested TSR performance RSUs shall remain outstanding and shall be eligible to vest based upon the Company’s actual performance over the Measurement Period, with such pro-rata amount determined by multiplying the number of such TSR performance RSUs that are eligible to become vested on March 5, 2022 by a fraction, the numerator of which is the number of calendar days from the grant date to the Effective Date and the denominator of which is the number of calendar days from the grant date to the March 5, 2022 vesting date.  My retirement shall not accelerate the vesting of any such RSUs.

(c)	2/6/20 RSU Grant –

1.	92,592 time-based RSUs shall vest on the second business day after the Effective Date;
2.	all remaining time-based RSUs shall remain outstanding and shall vest on the date(s) specified in the award agreement for this grant;
3.
a pro-rata portion of the 138,889 unvested ORONA performance RSUs and of the 138,889 unvested TSR performance RSUs shall remain outstanding and shall be eligible to vest based upon the Company’s actual performance over the Measurement Period, with such pro-rata amount determined by multiplying the number of such ORONA and TSR performance RSUs that are eligible to become vested on March 5, 2023 by a fraction, the numerator of which is the number of calendar days from the grant date to the Effective Date and the denominator of which is the number of calendar days from the grant date to the March 5, 2023 vesting date.  My retirement shall not accelerate the vesting of any such RSUs.

[1]	All capitalized terms herein shall have the same meaning as such capitalized terms in the Retirement Agreement.

(d)	Integration Awards – 115,000 Integration RSUs granted on 12/1/17 and 50,000 Integration RSUs granted on 7/2/18 shall vest on the second business day after the Effective Date.

(e)
United Kingdom Tax Treatment - Consistent with past practice, I shall receive tax equalization from the Company for personal income taxes in the United Kingdom (“UK”) that become due and payable with respect to any of the Restricted Stock Unit Awards described in (a)-(d) above (the “RSU Awards”).  The Company shall determine the applicable United States withholding taxes on the RSU Awards, deduct this amount from the number of shares delivered to me upon vesting or settlement, and shall prepare and file on my behalf any submissions required to be made to the United Kingdom tax authorities and shall pay on my behalf any personal income taxes arising in the United Kingdom on the RSU Awards.  I understand and agree that I will review and approve, by signature or other means as required, the 2020/21 UK tax filing and the 2021/22 UK tax filing in a timely manner and in advance of the UK tax filing deadlines.  I understand and agree that, notwithstanding the foregoing, I solely shall be responsible for paying any taxes arising in the United States related to the  RSU Awards and all other payments and benefits received by me pursuant to this Retirement Benefits Letter.

4.          Retirement Savings Plan. As of my Retirement Date, I am fully vested in my account balances in the Company’s 401(k) Plan and BRP Plan.  I shall not be eligible to receive or make any further contributions to these Plans on or after my Retirement Date. Distribution of my account balances shall be made in accordance with the terms of those plans.

5.          Non-Qualified Deferred Compensation Plan. As of my Retirement Date, I am fully vested in my account balances in the Company’s Savings Restoration Plan.  Distribution of my account balance shall be made in accordance with the terms of that plan.

6.          Employee Benefits and COBRA. After the Retirement Date, I no longer shall receive any employee benefits from the Company, except that the Company shall, following the Retirement Date, continue to provide medical and dental insurance coverage to me pursuant to COBRA on the same terms as an active employee until the earlier of: (a) my eligibility for medical and/or dental insurance through another employer; or (b) the  eighteen (18) month anniversary of my Retirement Date.

7.          Clawback. I agree that certain of the benefits set forth herein shall be subject to the Clawback set forth in Paragraph 8 of my Retirement Agreement.

8.          No Other Compensation or Benefits. I acknowledge and agree that, except as expressly provided in this Retirement Benefits Letter, or as otherwise required by applicable law, I shall not be entitled to receive any compensation, severance or other benefit from the Company other than as set forth in this Retirement Benefits Letter. Without limiting the foregoing, I specifically acknowledge and agree that I shall not be entitled to any compensation, severance or other benefit arising from my Employment Agreement, from the Company’s Severance Plan or from any other source except as enumerated above in this Retirement Benefits Letter.

9.          Advice of Counsel.  I acknowledge and agree that the Company has advised me to discuss this Retirement Benefits Letter with an attorney of my choice, at my own expense, and I acknowledge that I have discussed this Retirement Benefits Letter with my attorneys at the law firm of Fried Frank LLP.  I acknowledge that no one made any representations to me about this Retirement Benefits Letter other than as set forth in writing herein, and that I have read and understand the provisions of this Retirement Benefits Letter.  I knowingly and voluntarily sign this Retirement Benefits Letter on the date set forth below.

Executed this 18th day of March, 2021

/s/ Jeffry N. Quinn
Jeffry N. Quinn

Executed this 18th day of March, 2021, on behalf of Tronox Holdings plc

/s/ Ilan Kaufthal
Ilan Kaufthal, Chairman of the Board